(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	January 27, 2021
(630) 906-5484

Old Second Reports Fourth Quarter Net Income of $8.0 million, or $0.27 per Diluted Share

AURORA, IL, January 27, 2021 – Old Second Bancorp, Inc. (the “Company,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the fourth quarter of 2020.  Our net income was $8.0 million, or $0.27 per diluted share, for the fourth quarter of 2020, compared to net income of $10.3 million, or $0.34 per diluted share, for the third quarter of 2020, and net income of $9.5 million, or $0.31 per diluted share, for the fourth quarter of 2019. Net income for the fourth quarter of 2020 reflects a decrease in noninterest income year over year primarily due to an increase in mark to market losses on mortgage servicing rights (“MSRs”), a reduction in service charges on deposits stemming from a decline in customer spending during the COVID-19 pandemic, a decrease in the death benefit realized on BOLI, as a death claim of $872,000 was received in the prior year period which was not repeated in the current period, and an increase in noninterest expense of $1.4 million, primarily driven by growth in salaries and employee benefits expense. Partially offsetting this reduction to fourth quarter net income year over year was an increase in net interest income due to loan fees recorded on forgiven SBA Paycheck Protection Program (“PPP”) loans and a decrease in interest expense on deposits due to market interest rate reductions. In addition, growth in mortgage banking income due to an increase in mortgage originations and refinances stemming from the low interest rate environment contributed a positive $1.0 million pretax, or $0.03 per diluted share.

Operating Results

●Fourth quarter 2020 net income was $8.0 million, reflecting a decrease in earnings of $2.2 million from the third quarter of 2020, and a decrease in earnings of $1.5 million from the fourth quarter of 2019.
●Net interest and dividend income was $23.9 million for the fourth quarter of 2020, an increase of $1.4 million, or 6.1%, from the third quarter of 2020, and an increase of $688,000, or 3.0%, from fourth quarter of 2019.  Net interest and dividend income in the year over year period was favorably impacted by loan fees earned on forgiven PPP loans during the fourth quarter of 2020, as well as a reduction in interest expense due to a decrease in market interest rates.  We originated 746 PPP loans totaling $136.7 million in 2020, and as of December 31, 2020, $74.1 million on 428 PPP loans remains outstanding.  Net loan fee income recorded year to date on PPP loans totaled $2.2 million, and approximately $420,000 of net PPP loan fees remain unearned as of December 31, 2020.
●We recorded no provision for credit losses in the fourth quarter of 2020, compared to $300,000 in the third quarter of 2020, both under the current expected credit losses accounting standard (“CECL”), which was adopted on January 1, 2020, and considers potential credit losses related to the ongoing COVID-19 pandemic, compared to $150,000 in the fourth quarter of 2019, under the incurred loss model.  Allowance for credit losses on loans activity in the fourth quarter of 2020 consisted of a reclassification from the allowance on unfunded commitments of $993,000, as well as $55,000 of net charge-off activity for the quarter.
●Noninterest income was $8.8 million for the fourth quarter of 2020, a decrease of $2.9 million, or 24.8%, compared to $11.7 million for the third quarter of 2020, and a decrease of $457,000, or 4.9%, compared to $9.2 million for the fourth quarter of 2019.  The decrease from the linked quarter was primarily driven by a $3.1 million decline in residential mortgage banking revenue, attributable to a $1.9 million decrease in net gain on sales of mortgage loans and a $1.1 million increase in mark to market losses on MSRs in the fourth quarter of 2020, compared to the prior quarter.  The decrease in noninterest income in the fourth quarter of 2020, compared to the fourth quarter of 2019, was primarily due to a $1.5 million increase in mark to market losses on MSRs, a $530,000 reduction in service charges on deposits, and an $872,000 reduction in death benefit realized on

BOLI.  These year over year declines were materially offset by a net $1.0 million increase in residential mortgage banking revenue, primarily comprised of a $2.3 million increase in net gain on sales of mortgage loans and a $236,000 increase in secondary mortgage fees in the fourth quarter of 2020, compared to the fourth quarter of 2019.
●	Noninterest expense was $21.3 million for the fourth quarter of 2020, an increase of $987,000, or 4.9%, compared to $20.3 million for the third quarter of 2020, and an increase of $1.4 million, or 7.2%, from $19.8 million for the fourth quarter of 2019. The increase compared to the linked quarter was primarily attributable to an increase in salaries stemming from a decrease in deferrals of new loan origination costs related to PPP loans, growth in occupancy, furniture and equipment costs due to scheduled building repairs, and increases in other expense, which included losses due to fraud and an ATM robbery in the fourth quarter of 2020, as well as an increase in loan related costs, such as appraisals and loan servicing expense. The increase compared to the year over year period was primarily attributable to increases in salaries and employee benefits largely resulting from growth in full time equivalent employees, increases in employee insurance costs, and annual employee merit increases in early 2020, as well as increases in FDIC insurance costs, as 2019’s expense for this item reflected assessment credits.
●	The provision for income taxes expense was $3.4 million for the fourth quarter of 2020, compared to $3.4 million for the third quarter of 2020, and $2.9 million for the fourth quarter of 2019. The increase in tax expense for the year over year period was due to year-end adjustments to record select disallowed items for our 2020 tax return, such as employee parking expenses, and a true up for the prior year’s tax return filed.
●	During the fourth quarter of 2020, we repurchased 122,862 shares of our common stock at a weighted average price of $9.10 per share pursuant to our stock repurchase program.
●	On January 19, 2021, our Board of Directors declared a cash dividend of $0.01 per share payable on February 8, 2021, to stockholders of record as of January 29, 2021.

COVID-19 Operational Update

During this unprecedented time, the health and safety of our customers and employees remains our top priority.

●	We established client assistance programs, including offering commercial, consumer, and mortgage loan payment deferrals for certain clients. We also suspended late fees for consumer loans through June 30, 2020, and, although consumer late fees have been reinstated, we will continue to re-evaluate late fee assessments based on the ongoing COVID-19 pandemic.
●	Late in the first quarter of 2020, we began granting loan payment deferrals to certain borrowers affected by the pandemic. As of December 31, 2020, our clients had requested loan payment deferrals on 499 loans totaling $231.3 million. As of December 31, 2020, 448 loans, representing $198.6 million outstanding, or 85.8% of the original loan balances deferred, have resumed payments or paid off. Active payment deferrals remain on 51 loans, with $32.7 million of balances outstanding.
●	We are participating in the Coronavirus Aid, Relief and Economic Security Act (“CARES” Act). During 2020, we processed 746 loan applications for the PPP loans, representing a total of $136.7 million. Early in the fourth quarter of 2020, we started to submit applications for PPP loan forgiveness to the SBA, and as of year-end 2020, $62.6 million on 318 loans has been forgiven. We anticipate receiving funds for PPP loan forgiveness from the SBA through the first quarter of 2021.

President and Chief Executive Officer Jim Eccher said "I’m proud of the year Old Second had in 2020 amid the many challenges of the pandemic. We posted solid financial results, grew loans and deposits, delivered positive operating leverage, and significantly strengthened our capital position. Despite this performance, net income declined as we built substantial reserves to address the possibility of losses based on probability weighted economic scenarios and stresses created by the pandemic. These losses may or may not occur at the severity levels our models predict.  Regardless, I believe Old Second is conservatively positioned to meet challenges as they occur.  Expenses are well controlled, our businesses are well diversified and underwriting has remained disciplined and consistent.  I would like to thank our employees for their continued hard work in delivering a solid year and in meeting the needs of our customers and communities during these challenging times.”

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	December 31,	September 30,	December 31,
	Buffer, if applicable[1]	Provisions[2]	2020	2020	2019
The Company
Common equity tier 1 capital ratio	7.00%	N/A	11.94%	11.97%	11.14%
Total risk-based capital ratio	10.50%	N/A	14.26%	14.33%	14.53%
Tier 1 risk-based capital ratio	8.50%	N/A	13.01%	13.08%	13.65%
Tier 1 leverage ratio	4.00%	N/A	10.21%	10.07%	11.93%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	13.75%	14.24%	14.35%
Total risk-based capital ratio	10.50%	10.00%	15.00%	15.49%	15.23%
Tier 1 risk-based capital ratio	8.50%	8.00%	13.75%	14.24%	14.35%
Tier 1 leverage ratio	4.00%	5.00%	10.74%	10.90%	12.50%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%. Under the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is not subject to the minimum capital adequacy and capital conservation buffer capital requirements at the holding company level, unless otherwise advised by the Federal Reserve (such capital requirements are applicable only at the Bank level). Although the minimum regulatory capital requirements are not applicable to the Company, we calculate these ratios for our own planning and monitoring purposes.

2 The prompt corrective action provisions are only applicable at the Bank level.

●	The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $23.0 million at December 31, 2020, compared to $20.8 million at September 30, 2020, and $15.8 million at December 31, 2019. Credit metrics continue to be relatively stable regarding nonperforming loan levels, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.1% at December 31, 2020, 1.0% at September 30, 2020 and 0.8% at December 31, 2019. Our adoption of CECL on January 1, 2020, resulted in a change in the accounting for purchased credit impaired (“PCI”) loans, which are now considered purchased credit deteriorated (“PCD”) loans under CECL. Prior to January 1, 2020, past due and nonaccrual loans excluded PCI loans, even if contractually past due or if we did not expect to receive payment in full, as we were accreting interest income over the expected life of the loans. PCD loans acquired in our acquisition of ABC Bank totaled $10.9 million, net of purchase accounting adjustments, at December 31, 2020. PCD loans that meet the definition of nonperforming are now included in our nonperforming disclosures.
●	OREO assets totaled $2.5 million at December 31, 2020, compared to $2.7 million at September 30, 2020, and $5.0 million at December 31, 2019. We recorded write-downs of $93,000 in the fourth quarter of 2020, compared to $46,000 in the third quarter of 2020 and $120,000 in the fourth quarter of 2020. Nonperforming assets, as a percent of total loans plus OREO, were 1.3% at December 31, 2020, 1.2% at September 30, 2020, and 1.1% at December 31, 2019.
●	Total loans were $2.03 billion at December 31, 2020, reflecting an increase of $4.5 million compared to September 30, 2020, and $104.0 million compared to December 31, 2019. Growth in the year over year period was due primarily to an increase in our commercial portfolio stemming from PPP loan originations of $136.7 million, $74.1 million of which were outstanding at year end 2020, as well as organic growth primarily in our leases, commercial real estate-investor and construction portfolios. Average loans (including loans held-for-sale) for the fourth quarter of 2020 totaled $2.03 billion, reflecting a decrease of $16.2 million from the third quarter of 2020 and an increase of $129.5 million from the fourth quarter of 2019.
●	Available-for-sale securities totaled $496.2 million at December 31, 2020, compared to $448.4 million at September 30, 2020, and $484.6 million at December 31, 2019. Total securities available-for-sale increased a net $47.8 million from the linked quarter due to a purchase of $50.5 million of asset backed securities and unrealized mark to market gains of $4.2 million, offset by $6.4 million of securities calls, maturities and paydowns. An increase in available for sale securities of $11.5 million was realized in the year over year period due primarily to purchases of $65.2 million and unrealized mark to market gains of $14.7 million partially offset by $66.1 million in security maturities and paydowns, and net amortization of $2.3 million recorded throughout 2020.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$275,087	$73	0.11	$263,199	$68	0.10	$27,720	$115	1.65
Securities:
Taxable	288,089	1,458	2.01	251,760	1,458	2.30	285,437	2,323	3.23
Non-taxable (TE)[1]	193,859	1,637	3.36	196,648	1,680	3.40	200,365	1,857	3.68
Total securities (TE)[1]	481,948	3,095	2.55	448,408	3,138	2.78	485,802	4,180	3.41
Dividends from FHLBC and FRBC	9,917	118	4.73	9,917	118	4.73	9,763	143	5.81
Loans and loans held-for-sale[1,2]	2,032,741	23,067	4.51	2,048,968	22,078	4.29	1,903,290	23,623	4.92
Total interest earning assets	2,799,693	26,353	3.74	2,770,492	25,402	3.65	2,426,575	28,061	4.59
Cash and due from banks	30,086	-	-	31,354	-	-	34,417	-	-
Allowance for credit losses on loans	(33,255)	-	-	(31,518)	-	-	(20,063)	-	-
Other noninterest bearing assets	192,421	-	-	185,228	-	-	173,249	-	-
Total assets	$2,988,945			$2,955,556			$2,614,178

Liabilities and Stockholders' Equity
NOW accounts	$474,470	$96	0.08	$470,474	$106	0.09	$417,198	$300	0.29
Money market accounts	317,780	85	0.11	306,763	91	0.12	288,376	285	0.39
Savings accounts	391,904	69	0.07	378,957	102	0.11	305,374	121	0.16
Time deposits	393,297	741	0.75	417,952	1,084	1.03	437,236	1,805	1.64
Interest bearing deposits	1,577,451	991	0.25	1,574,146	1,383	0.35	1,448,184	2,511	0.69
Securities sold under repurchase agreements	67,059	35	0.21	54,313	28	0.21	45,146	146	1.28
Other short-term borrowings	5,448	12	0.88	8,204	24	1.16	28,772	144	1.99
Junior subordinated debentures	25,773	283	4.37	25,773	285	4.40	57,728	933	6.41
Senior notes	44,363	673	6.04	44,337	673	6.04	44,258	673	6.03
Notes payable and other borrowings	24,407	135	2.20	25,482	144	2.25	8,768	72	3.26
Total interest bearing liabilities	1,744,501	2,129	0.49	1,732,255	2,537	0.58	1,632,856	4,479	1.09
Noninterest bearing deposits	903,383	-	-	892,811	-	-	678,136	-	-
Other liabilities	39,281	-	-	39,589	-	-	28,026	-	-
Stockholders' equity	301,780	-	-	290,901	-	-	275,160	-	-
Total liabilities and stockholders' equity	$2,988,945			$2,955,556			$2,614,178
Net interest income (GAAP)		$23,877			$22,509			$23,189
Net interest margin (GAAP)			3.39			3.23			3.79

Net interest income (TE)[1]		$24,224			$22,865			$23,582
Net interest margin (TE)[1]			3.44			3.28			3.86
Core net interest margin (TE - excluding PPP loans)[1]			3.32			3.34			3.86
Interest bearing liabilities to earning assets	62.31%			62.53%			67.29%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2020 and 2019. See the discussion entitled “Non-GAAP Presentations” below and the table on page 16 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 16, and includes fees of $2.3 million for the fourth quarter 2020, $975,000 for the third quarter of 2020, and $397,000 for the fourth quarter of 2019. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $24.2 million for the fourth quarter of 2020, which reflects an increase of $1.4 million compared to the third quarter of 2020, and an increase of $642,000 compared to the fourth quarter of 2019.  The tax equivalent adjustment for the fourth quarter of 2020 was $347,000, compared to $356,000 for the third quarter of 2020, and $393,000 for the fourth quarter of 2019.  Average interest earning assets increased $29.2 million to $2.80 billion for the fourth quarter of 2020, compared to the third quarter of 2020, primarily due to growth in taxable securities available-for-sale.  Average interest earning assets increased $373.1 million in the fourth quarter of 2020, compared to the fourth quarter of 2019, primarily due to growth in interest earning deposits with financial institutions and loans. Average loans, including loans held-for-sale, decreased $16.2 million for the fourth quarter of 2020, compared to the third quarter of 2020, but increased $129.5 million compared to the fourth quarter of 2019.  The yields on loans for the fourth quarter of 2020 compared to the third quarter of 2020, increased 22 basis points, primarily due to the loan fees recognized on forgiven PPP loans in the fourth quarter of 2020.  Growth in the balance of interest earning deposits and securities for the fourth quarter of 2020, compared to both the third quarter of 2020 and the fourth quarter of 2019, was more than offset by the aggregate impact of the decline in yields on these balances.  The yield on average earning assets increased nine basis points in the fourth quarter of 2020, compared to the third quarter of 2020, due to the PPP loan fees noted above, and decreased 85 basis points compared to the fourth quarter of 2019, primarily due to the lowering of interest rates by the Federal Reserve in the first quarter of 2020 in response to the COVID-19 pandemic, and $136.7 million of PPP loans issued at 1.00% in the second and third quarters of 2020.

Total securities income was $3.1 million in the fourth quarter of 2020, a decrease of $43,000 compared to the third quarter of 2020, and a decrease of $1.1 million compared to the fourth quarter of 2019, due primarily to reductions in yields in the linked quarter and a reduction in yields and volume in the year over year period.  Security paydowns, maturities and calls in the fourth quarter of 2020 totaled $6.4 million, which were offset by $50.5 million of purchases, primarily in asset backed securities.  Our overall yield on tax equivalent municipal securities was 3.36% for the fourth quarter of 2020, compared to 3.40% for the third quarter of 2020, and 3.68% for the fourth quarter of 2019.  Taxable security yields also declined in the fourth quarter of 2020, resulting in a decrease to the overall tax equivalent yield for the total securities portfolio of 23 basis points from September 30, 2020, and 86 basis points from December 31, 2019.

Average interest bearing liabilities increased $12.2 million in the fourth quarter of 2020, compared to the third quarter of 2020, driven by a $3.3 million increase in average interest bearing deposits, and a $12.7 million increase in average securities sold under repurchase agreements for the linked quarter. Average interest bearing liabilities increased $111.6 million in the fourth quarter of 2020, compared to the fourth quarter of 2019, primarily driven by a $129.3 million increase in interest bearing deposits, a $21.9 million increase in securities sold under repurchase agreements, and a $15.6 million increase in notes payable and other borrowings, partially offset by a reduction in other short-term borrowings of $23.3 million, and a $32.0 million decrease in junior subordinated debentures. The cost of interest bearing liabilities for the fourth quarter of 2020 decreased by nine basis points from the third quarter of 2020, and decreased 60 basis points from the fourth quarter of 2019. Growth in our average noninterest bearing demand deposits of $225.2 million in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings, which totaled 0.32% for the fourth quarter of 2020, 0.38% for the third quarter of 2020, and 0.77% for the fourth quarter of 2019.

For the fourth quarter of 2020, average other short-term borrowings, which consisted solely of FHLBC advances, totaled $5.4 million, compared to $8.2 million for the third quarter of 2020, and $28.8 million for the fourth quarter of 2019.  Average rates paid on short-term FHLBC advances decreased from 1.99% in the fourth quarter of 2019 to 1.16% in the third quarter of 2020, and to 0.88% in the fourth quarter of 2020, reflecting the falling interest rate environment. We drew on a $4.0 million zero interest borrowing from the FHLB’s COVID-19 relief program in the second quarter of 2020; these borrowings were available to members for a one year term. The $4.0 million was paid off in the fourth quarter of 2020.  The decrease in junior subordinated debentures year over year stems from the March 2020 redemption of our trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, which resulted in a payment of $33.0 million, including accrued interest.  The redemption was funded with cash on hand and a $20.0 million term note issued at one month Libor plus 1.75%, with principal and interest payable over the next 2.25 years; $17.0 million of this term note is outstanding and included within notes payable and other borrowings as of December 31, 2020.

Our net interest margin increased 16 basis points to 3.39% for the fourth quarter of 2020, compared to 3.23% for the third quarter of 2020, and decreased 40 basis points compared to 3.79% for the fourth quarter of 2019.  Our net interest margin (TE) increased 16 basis points to 3.44% for the fourth quarter of 2020, compared to 3.28% for the third quarter of 2020, and decreased 42 basis points compared to 3.86% for the fourth quarter of 2019.  Our core net interest margin (TE), a non-GAAP financial measure that excludes the impact of our PPP loans, was 3.32% for the fourth quarter of 2020, compared to 3.34% for the third quarter of 2020 and 3.86% for the fourth quarter of 2019.  The net interest margin (TE) increased in the fourth quarter of 2020, compared to the third quarter of 2020, due to the fee income recorded on $62.6 million of forgiven PPP loans in the fourth quarter of 2020.  The reductions year over year were due primarily to falling interest rates over the past twelve months.  See the discussion entitled “Non-GAAP Presentations” in the table on page 16 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				4th Quarter 2020
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
Trust income	$1,707	$1,506	$1,700	13.3	0.4
Service charges on deposits	1,344	1,322	1,874	1.7	(28.3)
Residential mortgage banking revenue
Secondary mortgage fees	387	492	151	(21.3)	156.3
Mortgage servicing rights mark to market (loss) gain	(1,260)	(160)	240	(687.5)	(625.0)
Mortgage servicing income	503	521	473	(3.5)	6.3
Net gain on sales of mortgage loans	3,396	5,246	1,113	(35.3)	205.1
Total residential mortgage banking revenue	3,026	6,099	1,977	(50.4)	53.1
Securities (losses) gains, net	-	(1)	35	(100.0)	(100.0)
Change in cash surrender value of BOLI	291	459	370	(36.6)	(21.4)
Death benefit realized on BOLI	-	(2)	872	(100.0)	(100.0)
Card related income	1,435	1,499	1,428	(4.3)	0.5
Other income	982	803	986	22.3	(0.4)
Total noninterest income	$8,785	$11,685	$9,242	(24.8)	(4.9)

N/M - Not meaningful.

Noninterest income decreased $2.9 million, or 24.8%, in the fourth quarter of 2020, compared to the third quarter of 2020, and decreased $457,000, or 4.9%, compared to the fourth quarter of 2019.  The decrease from the linked quarter was primarily driven by $3.1 million of decline in residential mortgage banking revenue, attributable to a $1.9 million decrease in net gain on sales of mortgage loans and a $1.1 million increase in mark to market losses on MSRs in the fourth quarter of 2020.

The decrease in noninterest income in the fourth quarter of 2020 compared to the fourth quarter of 2019 is primarily due to a $530,000 reduction in service charges on deposits as consumer spending decreased during the COVID-19 pandemic, and a $1.5 million increase in mark to market losses on MSRs from the 2019 like period.  In addition, the fourth quarter of 2019 included an $872,000 death benefit realized on BOLI, which was not repeated in the fourth quarter of 2020.

These year over year declines were materially offset by a net $1.0 million increase in residential mortgage banking revenue, primarily comprised of a $2.3 million increase in net gain on sales of mortgage loans and a $236,000 increase in secondary mortgage fees in the fourth quarter of 2020, compared to the fourth quarter of 2019, due to the low interest rate environment and resultant increases in mortgage originations and refinances.

Noninterest Expense

				4th Quarter 2020
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
Salaries	$9,978	$9,731	$9,315	2.5	7.1
Officers incentive	680	968	680	(29.8)	-
Benefits and other	2,043	1,887	1,613	8.3	26.7
Total salaries and employee benefits	12,701	12,586	11,608	0.9	9.4
Occupancy, furniture and equipment expense	2,259	2,003	2,140	12.8	5.6
Computer and data processing	1,335	1,226	1,285	8.9	3.9
FDIC insurance	194	191	-	1.6	N/M
General bank insurance	266	281	246	(5.3)	8.1
Amortization of core deposit intangible asset	120	122	129	(1.6)	(7.0)
Advertising expense	70	62	250	12.9	(72.0)
Card related expense	583	566	596	3.0	(2.2)
Legal fees	285	169	195	68.6	46.2
Other real estate owned expense, net	146	125	99	16.8	47.5
Other expense	3,294	2,935	3,280	12.2	0.4
Total noninterest expense	$21,253	$20,266	$19,828	4.9	7.2
Efficiency ratio (GAAP)[1]	61.87%	58.27%	62.65%
Adjusted efficiency ratio (non-GAAP)[2]	61.10%	57.47%	61.24%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less any BOLI death benefit recorded, net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 16 that provides a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the fourth quarter of 2020 increased $987,000, or 4.9%, compared to the third quarter of 2020, and increased $1.4 million, or 7.2%, compared to the fourth quarter of 2019.  The linked quarter increase is primarily attributable to a $247,000 increase in salaries stemming from an increase in deferrals on new loan origination costs related to PPP loans in the third quarter of 2020, with no like level of deferrals in the fourth quarter of 2020. Benefits expense also increased $156,000 as more insurance claims were processed in the fourth quarter.  In addition, occupancy, furniture and equipment expense increased $256,000 in the fourth quarter of 2020 compared to the linked quarter due to planned building repairs at various branches. Other expenses increased due to fraud and robbery losses of $147,000 due to an ATM robbery and wire fraud in the fourth quarter, as well as an increase in loan related costs, such as appraisals and servicing expense.

The year over year increase in noninterest expense is primarily attributable to a $1.1 million increase in salaries and employee benefits due to growth in full-time equivalent employees, annual merit increases in early 2020, and employee insurance and other benefits increases. We also had increases in the year over year period in occupancy, furniture and equipment due to building repairs of $119,000, FDIC insurance of $194,000 due to the assessment credits in the prior year, and other real estate owned expense, net, of $47,000 primarily due to closing costs on property sales in the fourth quarter of 2020.  These increases were partially offset by a $180,000 decrease in advertising expense in the fourth quarter of 2020.

Earning Assets

				December 31, 2020
Loans	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
Commercial	$407,159	$436,277	$332,842	(6.7)	22.3
Leases	141,601	133,676	119,751	5.9	18.2
Commercial real estate - Investor	582,042	548,970	520,095	6.0	11.9
Commercial real estate - Owner occupied	333,070	335,978	345,504	(0.9)	(3.6)
Construction	98,486	91,856	69,617	7.2	41.5
Residential real estate - Investor	56,137	61,923	71,105	(9.3)	(21.1)
Residential real estate - Owner occupied	116,388	114,283	136,023	1.8	(14.4)
Multifamily	189,040	188,398	189,773	0.3	(0.4)
HELOC	80,908	85,882	91,605	(5.8)	(11.7)
HELOC - Purchased	19,487	22,312	31,852	(12.7)	(38.8)
Other[1]	10,533	10,772	12,258	(2.2)	(14.1)
Total loans, excluding deferred loan costs and PCI	2,034,851	2,030,327	1,920,425	0.2	6.0
Net deferred loan costs	-	-	1,786	-	(100.0)
Total loans, excluding PCI[2]	2,034,851	2,030,327	1,922,211	0.2	5.9
PCI loans, net of purchase accounting adjustments	-	-	8,601	-	(100.0)
Total loans	$2,034,851	$2,030,327	$1,930,812	0.2	5.4

1 Other class includes consumer and overdrafts.

2 As a result of our adoption of the new CECL accounting standard effective January 1, 2020, loans formerly referred to as PCI loans are considered PCD loans under CECL for all periods presented after December 31, 2019, and are included in the amounts above based on loan type.

Total loans increased by $4.5 million at December 31, 2020, compared to September 30, 2020, and increased $104.0 million for the year over year period.  Growth in the year over year period was primarily due to PPP loan originations of $136.7 million, recorded within commercial loans; $74.1 million of PPP loans are outstanding as of December 31, 2020.  In addition, we also had organic growth primarily in our leases, commercial real estate-investor and construction loan portfolios. As required by CECL, the balance (or amortized cost basis) of PCD loans are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.  Accordingly, at January 1, 2020, $2.5 million of purchase accounting adjustments related to PCD loans were reclassified to the allowance for credit losses from loans, resulting in an increase to total PCD loans.

				December 31, 2020
Securities	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
Securities available-for-sale, at fair value
U.S. Treasury	$4,117	$4,134	$4,036	(0.4)	2.0
U.S. government agencies	6,657	7,005	8,337	(5.0)	(20.2)
U.S. government agency mortgage-backed	17,209	18,219	16,588	(5.5)	3.7
States and political subdivisions	249,259	249,777	249,175	(0.2)	0.0
Collateralized mortgage obligations	56,585	57,013	57,984	(0.8)	(2.4)
Asset-backed securities	131,818	81,585	81,844	61.6	61.1
Collateralized loan obligations	30,533	30,688	66,684	(0.5)	(54.2)
Total securities available-for-sale	$496,178	$448,421	$484,648	10.7	2.4

Our securities portfolio totaled $496.2 million as of December 31, 2020, an increase of $47.8 million from $448.4 million as of September 30, 2020, and an increase of $11.5 million from December 31, 2019.  The increase in the portfolio during the fourth quarter of 2020, compared to the prior quarter, was due to purchases of $50.5 million of asset-backed securities and unrealized mark to market gains of $4.2 million, partially offset by $6.4 million of security calls, maturities and paydowns. The increase in the securities portfolio in the year over year period was primarily due to purchases of $65.2 million in asset backed and state and municipal securities, and unrealized mark to market gains of $14.7 million, partially offset by $66.1 million of calls, maturities and paydowns, and $2.3 million of amortization.  No security sales were recorded in the fourth quarter of 2020, net security losses of $1,000 were recorded in the third quarter of 2020, and $35,000 of net security gains were recorded in the fourth quarter of 2019.

Asset Quality

				December 31, 2020
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
Nonaccrual loans	$22,280	$20,076	$12,432	11.0	79.2
Performing troubled debt restructured loans accruing interest	331	334	872	(0.9)	(62.0)
Loans past due 90 days or more and still accruing interest	434	422	2,545	2.8	(82.9)
Total nonperforming loans	23,045	20,832	15,849	10.6	45.4
Other real estate owned	2,474	2,686	5,004	(7.9)	(50.6)
Total nonperforming assets	$25,519	$23,518	$20,853	8.5	22.4

PCD loans, net of purchase accounting adjustments[1]	$10,856	$10,638	$8,601	2.0	26.2

30-89 days past due loans and still accruing interest	$11,326	$5,511	$14,390
Nonaccrual loans to total loans	1.1%	1.0%	0.6%
Nonperforming loans to total loans	1.1%	1.0%	0.8%
Nonperforming assets to total loans plus OREO	1.3%	1.2%	1.1%
Purchased credit-deteriorated loans to total loans	0.5%	0.5%	0.4%

Allowance for credit losses	$33,855	$32,918	$19,789
Allowance for credit losses to total loans	1.7%	1.6%	1.0%
Allowance for credit losses to nonaccrual loans	152.0%	164.0%	159.2%

N/M - Not meaningful.

1 In 2020, due to the adoption of CECL, PCD loans are now included in total nonperforming assets, if their risk rating at period end so indicates. For December 31, 2019, PCI loans were not included within total nonperforming assets since we were accreting interest income over the expected life of the loans.

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  We historically excluded PCI loans meeting nonperforming criteria from our nonperforming disclosures as long as their cash flows and the timing of such cash flows continued to be estimable and probable of collection.  As a result of CECL implementation on January 1, 2020, PCI loans became PCD loans.  PCD loans that meet the definition of nonperforming are now included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.1% for the fourth quarter of 2020, 1.0% for the third quarter of 2020, and 0.8% for the fourth quarter of 2019.  Nonperforming assets to total loans plus OREO remained stable and ended at 1.3% for the fourth quarter of 2020, 1.2 % for the third quarter of 2020, and 1.1% for the fourth quarter of 2019, as our loan portfolio grew year over year and we continued OREO liquidations and recorded write-downs.  Our allowance for credit losses to total loans was 1.7% as of December 31, 2020, compared to 1.6% as of September 30, 2020, and 1.0% as of December 31, 2019, prior to the adoption of CECL.

The following table shows classified assets by segment for the following periods.

				December 31, 2020
Classified loans	As of			Percent Change From
(dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
Commercial	$2,679	$5,992	$11,688	(55.3)	(77.1)
Leases	3,222	3,270	329	(1.5)	879.3
Commercial real estate - Investor	5,117	5,596	4,926	(8.6)	3.9
Commercial real estate - Owner occupied	11,187	9,658	7,956	15.8	40.6
Construction	5,192	5,108	262	1.6	N/M
Residential real estate - Investor	1,516	1,526	1,390	(0.7)	9.1
Residential real estate - Owner occupied	4,040	3,836	3,631	5.3	11.3
Multifamily	7,558	5,833	503	29.6	N/M
HELOC	1,540	1,566	1,789	(1.7)	(13.9)
HELOC - Purchased	-	-	180	-	(100.0)
Other[1]	4	272	359	(98.5)	(98.9)
Total classified loans, excluding PCI loans	42,055	42,657	33,013	(1.4)	27.4
PCI loans, net of purchase accounting adjustments[2]	-	-	8,601	-	(100.0)
Total classified loans	$42,055	$42,657	$41,614	(1.4)	1.1

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

2 For purposes of this table, as of  December 31, 2019, classified loan amounts excluded $8.6 million of PCD loans, net of purchase accounting adjustments, formerly PCI loans, even if contractually past due or if we did not expect to receive payment in full, as we were accreting interest income over the expected life of the loans.

Classified loans include nonaccrual, performing troubled debt restructurings, PCD loans (formerly PCI loans, as applicable), and all other loans considered substandard.  Classified loans totaled $42.1 million as of December 31, 2020, a decrease of $602,000, or 1.4%, from the prior linked quarter, and an increase of $441,000, or 1.1%, from the fourth quarter of 2019.  All PCD loans stem from our acquisition of ABC Bank in 2018.

Allowance for Credit Losses on Loans and Unfunded Commitments

At December 31, 2020, our allowance for credit losses (“ACL”) on loans totaled $33.9 million, and our ACL on unfunded commitments, included in other liabilities, totaled $3.0 million.  The increase in our ACL from year-end 2019 was driven by the $10.4 million of provision expense recorded year to date in 2020, and by the adoption of CECL on January 1, 2020, in which we recognized an increase in our ACL on outstanding loans of $5.9 million and an increase in our ACL on unfunded commitments of $1.7 million as a cumulative effect adjustment from change in accounting policies.   During the fourth quarter of 2020, we recorded $993,000 of provision on ACL related to loans, and reversed $993,000 of the ACL related to unfunded commitments, resulting in no net change to provision for credit losses.  The decline in the ACL for unfunded commitments in the fourth quarter of 2020, compared to the prior quarter, was primarily related to commercial unfunded commitments, with a decrease in the funding rate assumptions based on our analysis of the last 12 months of utilization.  The total increase in the ACL during 2020 reflects forecasted credit deterioration due to the COVID-19 pandemic and the resultant recession.  Our ACL on loans to total loans was 1.7% as of December 31, 2020, compared to 1.6% as of September 30, 2020, and 1.0% at December 31, 2019.  The ACL on unfunded commitments totaled $3.0 million as of December 31, 2020, compared to $4.0 million as of September 30, 2020.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	December 31,	% of	September 30,	% of	December 31,	% of
	2020	Total [2]	2020	Total [2]	2019	Total [2]
Commercial	$(93)	(169.1)	$(7)	1.9	$(18)	(150.0)
Leases	(11)	(20.0)	119	(32.6)	2	16.7
Commercial real estate - Investor	471	856.4	(102)	27.9	(635)	N/M
Commercial real estate - Owner occupied	86	156.4	(420)	115.1	585	N/M
Construction	(171)	(310.9)	59	(16.2)	1	8.3
Residential real estate - Investor	(12)	(21.8)	(15)	4.1	15	125.0
Residential real estate - Owner occupied	(130)	(236.4)	(25)	6.8	72	600.0
Multifamily	-	-	-	-	(7)	(58.3)
HELOC	(97)	(176.4)	(52)	14.2	(53)	(441.7)
HELOC - Purchased	-	-	66	(18.1)	-	-
Other [1]	12	21.8	12	(3.1)	50	416.7
Net charge-offs / (recoveries)	$55	100.0	$(365)	100.0	$12	100.0

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the fourth quarter of 2020 were $810,000, compared to $451,000 for the third quarter of 2020, and $835,000 for the fourth quarter of 2019.  Gross recoveries were $755,000 for the fourth quarter of 2020, compared to $816,000 for the third quarter of 2020 and $823,000 for the fourth quarter of 2019.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $2.54 billion at December 31, 2020, an increase of $57.8 million compared to September 30, 2020, resulting from net increases in demand deposits of $20.4 million, savings, NOW and money market accounts of $16.4 million and time deposits of $21.0 million.  Total deposits increased $410.3 million in the year over year period driven primarily by growth in demand deposits of $239.7 million, and savings, NOW and money market accounts of $186.8 million, partially offset by a decrease in time deposits of $16.2 million.

Borrowings

As of December 31, 2020, we had no other short-term borrowings compared to $6.1 million as of September 30, 2020, and $48.5 million as of December 31, 2019.  Due to growth in deposits, our need for short-term funding in 2020 has declined year over year.

We were indebted on senior notes totaling $44.4 million, net of deferred issuance costs, as of December 31, 2020.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  On March 2, 2020, we redeemed the trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, which resulted in a decrease in junior subordinated debentures of $32.0 million.  Notes payable and other borrowings totaled $23.4 million as of December 31, 2020, and is comprised of $17.0 million outstanding on a $20.0 million term note we originated to facilitate the redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, and $6.4 million of a long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations: Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of net interest income and net interest margin on a fully taxable equivalent basis, our efficiency ratio calculations and core net interest margin on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on pages 6-7.  Our core net interest margin on a taxable equivalent basis excludes the impact of our PPP loans.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables on page 16 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Forward-Looking Statements: This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipate,” “expect,”  “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, the adequacy of our allowance and our belief that we are conservatively positioned to meet challenges as they occur. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the global coronavirus, (“COVID-19”) pandemic, on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; and (5) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host an earnings call on Thursday, January 28, 2021, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).  Investors may listen to our earnings call via telephone by dialing 877-407-9124.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the earnings call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on February 4, 2021, by dialing 877-481-4010, using Conference ID: 39135.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2020	2019
Assets
Cash and due from banks	$24,306	$34,096
Interest earning deposits with financial institutions	305,597	16,536
Cash and cash equivalents	329,903	50,632
Securities available-for-sale, at fair value	496,178	484,648
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	9,917	9,917
Loans held-for-sale	12,611	3,061
Loans	2,034,851	1,930,812
Less: allowance for credit losses on loans	33,855	19,789
Net loans	2,000,996	1,911,023
Premises and equipment, net	45,477	44,354
Other real estate owned	2,474	5,004
Mortgage servicing rights, net	4,224	5,935
Goodwill and core deposit intangible	20,781	21,275
Bank-owned life insurance ("BOLI")	63,102	61,763
Deferred tax assets, net	8,121	11,459
Other assets	47,053	26,474
Total assets	$3,040,837	$2,635,545

Liabilities
Deposits:
Noninterest bearing demand	$909,505	$669,795
Interest bearing:
Savings, NOW, and money market	1,202,134	1,015,285
Time	425,434	441,669
Total deposits	2,537,073	2,126,749
Securities sold under repurchase agreements	66,980	48,693
Other short-term borrowings	-	48,500
Junior subordinated debentures	25,773	57,734
Senior notes	44,375	44,270
Notes payable and other borrowings	23,393	6,673
Other liabilities	36,156	25,062
Total liabilities	2,733,750	2,357,681

Stockholders’ Equity
Common stock	34,957	34,854
Additional paid-in capital	122,212	120,657
Retained earnings	236,579	213,723
Accumulated other comprehensive income	14,762	4,562
Treasury stock	(101,423)	(95,932)
Total stockholders’ equity	307,087	277,864
Total liabilities and stockholders’ equity	$3,040,837	$2,635,545

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest and dividend income
Loans, including fees	$22,999	$23,587	$90,923	$97,719
Loans held-for-sale	65	33	306	133
Securities:
Taxable	1,458	2,323	6,773	9,256
Tax exempt	1,293	1,467	5,471	7,425
Dividends from FHLBC and FRBC stock	118	143	484	602
Interest bearing deposits with financial institutions	73	115	258	459
Total interest and dividend income	26,006	27,668	104,215	115,594
Interest expense
Savings, NOW, and money market deposits	250	706	1,569	2,960
Time deposits	741	1,805	5,033	6,736
Securities sold under repurchase agreements	35	146	202	577
Other short-term borrowings	12	144	179	1,755
Junior subordinated debentures	283	933	2,215	3,724
Senior notes	673	673	2,692	2,699
Notes payable and other borrowings	135	72	574	384
Total interest expense	2,129	4,479	12,464	18,835
Net interest and dividend income	23,877	23,189	91,751	96,759
Provision for credit losses	-	150	10,413	1,600
Net interest and dividend income after provision for credit losses	23,877	23,039	81,338	95,159
Noninterest income
Trust income	1,707	1,700	6,409	6,655
Service charges on deposits	1,344	1,874	5,512	7,715
Secondary mortgage fees	387	151	1,654	772
Mortgage servicing rights mark to market loss	(1,260)	240	(3,999)	(2,662)
Mortgage servicing income	503	473	1,950	1,881
Net gain on sales of mortgage loans	3,396	1,113	15,519	5,112
Securities gains (losses), net	-	35	(25)	4,511
Change in cash surrender value of BOLI	291	370	1,233	1,415
Death benefit realized on BOLI	-	872	57	872
Card related income	1,435	1,428	5,532	5,861
Gains on disposal and transfer of fixed assets, net	-	-	-	32
Other income	982	986	3,645	3,636
Total noninterest income	8,785	9,242	37,487	35,800
Noninterest expense
Salaries and employee benefits	12,701	11,608	49,547	46,869
Occupancy, furniture and equipment	2,259	2,140	8,498	8,289
Computer and data processing	1,335	1,285	5,143	5,631
FDIC insurance	194	-	597	176
General bank insurance	266	246	1,030	1,002
Amortization of core deposit intangible	120	129	494	539
Advertising expense	70	250	298	1,225
Card related expense	583	596	2,195	1,956
Legal fees	285	195	761	675
Other real estate expense, net	146	99	651	423
Other expense	3,294	3,280	12,203	12,317
Total noninterest expense	21,253	19,828	81,417	79,102
Income before income taxes	11,409	12,453	37,408	51,857
Provision for income taxes	3,362	2,917	9,583	12,402
Net income	$8,047	$9,536	$27,825	$39,455

Basic earnings per share	$0.27	$0.32	$0.94	$1.32
Diluted earnings per share	0.27	0.31	0.92	1.30
Dividends declared per share	0.01	0.01	0.04	0.04

Ending common shares outstanding	29,328,723	29,931,809	29,328,723	29,931,809
Weighted-average basic shares outstanding	29,370,461	29,922,307	29,623,333	29,891,046
Weighted-average diluted shares outstanding	29,913,030	30,491,667	30,174,072	30,416,348

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2019				2020
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Cash and due from banks	$33,749	$33,618	$34,315	$34,417	$32,549	$30,594	$31,354	$30,086
Interest earning deposits with financial institutions	18,842	19,053	21,425	27,720	27,989	153,532	263,199	275,087
Cash and cash equivalents	52,591	52,671	55,740	62,137	60,538	184,126	294,553	305,173

Securities available-for-sale, at fair value	513,491	520,006	494,050	485,802	475,718	452,708	448,408	481,948
FHLBC and FRBC stock	11,463	11,317	10,398	9,763	9,917	9,917	9,917	9,917
Loans held-for-sale	1,853	2,870	4,462	3,441	3,623	13,978	13,384	9,503
Loans	1,893,659	1,894,454	1,890,992	1,899,849	1,941,760	2,038,082	2,035,584	2,023,238
Less: allowance for credit losses on loans	19,235	19,435	19,452	20,063	23,507	30,747	31,518	33,255
Net loans	1,874,424	1,875,019	1,871,540	1,879,786	1,918,253	2,007,335	2,004,066	1,989,983

Premises and equipment, net	42,270	42,271	42,754	43,614	44,613	44,658	44,802	45,382
Other real estate owned	6,779	6,012	5,427	4,961	5,127	5,040	3,087	2,653
Mortgage servicing rights, net	7,334	6,551	5,578	5,447	5,053	4,451	4,645	4,717
Goodwill and core deposit intangible	21,747	21,618	21,476	21,337	21,208	21,084	20,960	20,838
Bank-owned life insurance ("BOLI")	61,661	62,124	62,445	62,259	61,873	61,790	61,897	62,499
Deferred tax assets, net	20,878	16,458	13,750	12,738	9,682	13,511	12,051	9,189
Other assets	21,098	19,041	20,820	22,893	25,156	36,771	37,786	47,143
Total other assets	181,767	174,075	172,250	173,249	172,712	187,305	185,228	192,421
Total assets	$2,635,589	$2,635,958	$2,608,440	$2,614,178	$2,640,761	$2,855,369	$2,955,556	$2,988,945

Liabilities
Deposits:
Noninterest bearing demand	$625,423	$645,580	$651,863	$678,136	$676,755	$854,324	$892,811	$903,383
Interest bearing:
Savings, NOW, and money market	1,055,563	1,044,950	1,011,717	1,010,948	1,025,511	1,097,003	1,156,194	1,184,154
Time	445,076	422,975	420,429	437,236	448,763	439,735	417,952	393,297
Total deposits	2,126,062	2,113,505	2,084,009	2,126,320	2,151,029	2,391,062	2,466,957	2,480,834

Securities sold under repurchase agreements	45,157	44,184	40,342	45,146	47,825	45,882	54,313	67,059
Other short-term borrowings	98,328	93,369	75,310	28,772	23,069	8,396	8,204	5,448
Junior subordinated debentures	57,692	57,704	57,716	57,728	47,200	25,773	25,773	25,773
Senior Notes	44,171	44,196	44,222	44,258	44,284	44,310	44,337	44,363
Notes payable and other borrowings	15,273	13,101	10,973	8,768	14,762	26,551	25,482	24,407
Other liabilities	13,750	19,586	30,329	28,026	28,490	39,613	39,589	39,281
Total liabilities	2,400,433	2,385,645	2,342,901	2,339,018	2,356,659	2,581,587	2,664,655	2,687,165

Stockholders' equity
Common stock	34,775	34,825	34,825	34,845	34,900	34,957	34,957	34,957
Additional paid-in capital	119,051	119,381	120,076	120,517	120,829	121,253	121,643	122,045
Retained earnings	180,398	188,453	199,228	209,942	215,467	216,183	224,405	233,920
Accumulated other comprehensive (loss) income	(3,102)	3,705	7,417	5,806	9,131	219	9,305	11,900
Treasury stock	(95,966)	(96,051)	(96,007)	(95,950)	(96,225)	(98,830)	(99,409)	(101,042)
Total stockholders' equity	235,156	250,313	265,539	275,160	284,102	273,782	290,901	301,780
Total liabilities and stockholders' equity	$2,635,589	$2,635,958	$2,608,440	$2,614,178	$2,640,761	$2,855,369	$2,955,556	$2,988,945

Total Earning Assets	$2,439,308	$2,447,700	$2,421,327	$2,426,575	$2,459,007	$2,668,217	$2,770,492	$2,799,693
Total Interest Bearing Liabilities	1,761,260	1,720,479	1,660,709	1,632,856	1,651,414	1,687,650	1,732,255	1,744,501

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2019				2020
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Interest and Dividend Income
Loans, including fees	$24,099	$24,924	$25,109	$23,587	$23,597	$22,347	$21,980	$22,999
Loans held-for-sale	22	31	47	33	36	110	95	65
Securities:
Taxable	2,414	2,223	2,296	2,323	2,163	1,694	1,458	1,458
Tax exempt	2,098	2,141	1,719	1,467	1,455	1,396	1,327	1,293
Dividends from FHLB and FRBC stock	149	156	154	143	125	123	118	118
Interest bearing deposits with financial institutions	114	111	119	115	75	42	68	73
Total interest and dividend income	28,896	29,586	29,444	27,668	27,451	25,712	25,046	26,006
Interest Expense
Savings, NOW, and money market deposits	771	759	724	706	635	385	299	250
Time deposits	1,618	1,641	1,672	1,805	1,766	1,442	1,084	741
Securities sold under repurchase agreements	149	147	135	146	116	23	28	35
Other short-term borrowings	607	575	429	144	109	34	24	12
Junior subordinated debentures	927	931	933	933	1,364	283	285	283
Senior notes	672	672	682	673	673	673	673	673
Notes payable and other borrowings	116	107	89	72	130	165	144	135
Total interest expense	4,860	4,832	4,664	4,479	4,793	3,005	2,537	2,129
Net interest and dividend income	24,036	24,754	24,780	23,189	22,658	22,707	22,509	23,877
Provision for credit losses	450	450	550	150	7,984	2,129	300	-
Net interest and dividend income after provision for credit losses	23,586	24,304	24,230	23,039	14,674	20,578	22,209	23,877
Noninterest Income
Trust income	1,486	1,739	1,730	1,700	1,532	1,664	1,506	1,707
Service charges on deposits	1,862	1,959	2,020	1,874	1,726	1,120	1,322	1,344
Secondary mortgage fees	136	203	282	151	270	505	492	387
Mortgage servicing rights mark to market (loss) gain	(819)	(1,137)	(946)	240	(2,134)	(445)	(160)	(1,260)
Mortgage servicing income	457	491	460	473	468	458	521	503
Net gain on sales of mortgage loans	762	1,163	2,074	1,113	2,246	4,631	5,246	3,396
Securities gains (losses), net	27	986	3,463	35	(24)	-	(1)	-
Change in cash surrender value of BOLI	458	320	267	370	(49)	532	459	291
Death benefit realized on BOLI	-	-	-	872	-	59	(2)	-
Card related income	1,285	1,552	1,595	1,428	1,287	1,311	1,499	1,435
Other income	828	867	988	986	1,000	860	803	982
Total noninterest income	6,482	8,143	11,933	9,242	6,322	10,695	11,685	8,785
Noninterest Expense
Salaries and employee benefits	11,612	11,587	12,062	11,608	12,918	11,342	12,586	12,701
Occupancy, furniture and equipment	1,989	1,925	2,235	2,140	2,301	1,935	2,003	2,259
Computer and data processing	1,332	1,524	1,490	1,285	1,335	1,247	1,226	1,335
FDIC insurance	174	116	(114)	-	57	155	191	194
General bank insurance	250	236	270	246	246	237	281	266
Amortization of core deposit intangible	132	121	157	129	128	124	122	120
Advertising expense	234	381	360	250	109	57	62	70
Card related expense	355	474	531	596	532	514	566	583
Legal fees	126	243	111	195	131	176	169	285
Other real estate expense, net	50	248	26	99	237	143	125	146
Other expense	2,940	3,271	2,826	3,280	3,008	2,966	2,935	3,294
Total noninterest expense	19,194	20,126	19,954	19,828	21,002	18,896	20,266	21,253
Income (loss) before income taxes	10,874	12,321	16,209	12,453	(6)	12,377	13,628	11,409
Provision for (benefit from) income taxes	2,406	3,043	4,036	2,917	(281)	3,139	3,363	3,362
Net income	$8,468	$9,278	$12,173	$9,536	$275	$9,238	$10,265	$8,047

Basic earnings per share	$0.28	$0.31	$0.41	$0.32	$0.01	$0.31	$0.35	$0.27
Diluted earnings per share	0.28	0.31	0.40	0.31	0.01	0.31	0.34	0.27
Dividends paid per share	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Net Interest Margin
Interest income (GAAP)	$26,006	$25,046	$27,668
Taxable-equivalent adjustment:
Loans	3	3	3
Securities	344	353	390
Interest income (TE)	26,353	25,402	28,061
Interest expense (GAAP)	2,129	2,537	4,479
Net interest income (TE)	$24,224	$22,865	$23,582
Paycheck Protection Program ("PPP") loan - interest and net fee income	1,777	736	NA
Net interest income (TE) - excluding PPP loans	$22,447	$22,129	$23,582
Net interest income (GAAP)	$23,877	$22,509	$23,189
Average interest earning assets	$2,799,693	$2,770,492	$2,426,575
Average PPP loans	$111,491	$136,281	N/A
Average interest earning assets, excluding PPP loans	$2,688,202	$2,634,211	$2,426,575
Net interest margin (GAAP)	3.39%	3.23%	3.79%
Net interest margin (TE)	3.44%	3.28%	3.86%
Core net interest margin (TE - excluding PPP loans)	3.32%	3.34%	3.86%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2020	2019
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$21,253	$20,266	$19,828	$21,253	$20,266	$19,828
Less amortization of core deposit	120	122	129	120	122	129
Less other real estate expense, net	146	125	99	146	125	99
Noninterest expense less adjustments	$20,987	$20,019	$19,600	$20,987	$20,019	$19,600

Net interest income	$23,877	$22,509	$23,189	$23,877	$22,509	$23,189
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	3	3	3
Securities	N/A	N/A	N/A	344	353	390
Net interest income including adjustments	23,877	22,509	23,189	24,224	22,865	23,582
Noninterest income	8,785	11,685	9,242	8,785	11,685	9,242
Less death benefit related to BOLI	-	(2)	872	-	(2)	872
Less securities (losses) gains, net	-	(1)	35	-	(1)	35
Less MSRs mark to market loss	(1,260)	(160)	240	(1,260)	(160)	240
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	77	122	330
Noninterest income (less) / including adjustments	10,045	11,848	8,095	10,122	11,970	8,425

Net interest income including adjustments plus noninterest income (less) / including adjustments	$33,922	$34,357	$31,284	$34,346	$34,835	$32,007
Efficiency ratio / Adjusted efficiency ratio	61.87%	58.27%	62.65%	61.10%	57.47%	61.24%